Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 28, 2021, except for the reclassification of employee and employee related expenses disclosed in Note 1, as to which the date is September 24, 2021,  and the retrospective stock split disclosed in Note 1 as to which the date is November 1, 2021, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-260297), and related Prospectus of Expensify, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California
November 1, 2021